Exhibit 4.1

SPECIMEN UNIT CERTIFICATE

NUMBER U–[ ]	[ ] UNITS

SEE REVERSE FOR CERTAIN DEFINITIONS	CUSIP [ ]

C5 ACQUISITION CORPORATION

UNITS CONSISTING OF ONE SHARE OF CLASS A COMMON STOCK AND

ONE-HALF OF ONE REDEEMABLE PUBLIC WARRANT, EACH WHOLE PUBLIC

WARRANT ENTITLING THE HOLDER TO PURCHASE ONE SHARE OF

CLASS A COMMON STOCK

THIS CERTIFIES THAT [    ] is the owner of Units.

Each unit (“Unit”) consists of one (1) share of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of C5 Acquisition Corporation, a Delaware corporation (the “Corporation”), and one-half (1/2) of one redeemable public warrant (each whole public warrant, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one (1) share (subject to adjustment) of the Class A Common Stock for $11.50 per share (subject to adjustment). Only whole Public Warrants are exercisable. Each whole Public Warrant will become exercisable on the later of (i) thirty (30) days after the Corporation’s completion of a merger, consolidation, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities (each, a “Business Combination”) and (ii) twelve (12) months from the closing of the Corporation’s initial public offering, and will expire unless exercised before 5:00 p.m., New York City time, on the date that is five (5) years after the date on which the Corporation completes its initial Business Combination, or earlier upon redemption or liquidation (the “Expiration Date”). The Class A Common Stock and Public Warrants comprising the Units represented by this certificate are not transferable separately prior to [     ], 2022, unless Cantor Fitzgerald & Co. and Moelis & Company LLC elect to allow earlier separate trading, subject to the Corporation’s filing of a Current Report on Form 8-K with the Securities and Exchange Commission containing an audited balance sheet reflecting the Corporation’s receipt of the gross proceeds of the Corporation’s initial public offering and issuing a press release announcing when separate trading will begin. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The terms of the Public Warrants are governed by that certain public warrant agreement, dated as of [ ], 2022 (as amended, supplemented or otherwise modified from time to time, the “Public Warrant Agreement”), by and between the Corporation and Continental Stock Transfer & Trust Company, as warrant agent (in such capacity, the “Warrant Agent”), and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Public Warrant Agreement are on file at the office of the Warrant Agent at One State Street, 30th Floor, New York, New York 10004, and are available to any holder of a Public Warrant on written request and without cost.

Upon the consummation of an initial Business Combination, the Units represented by this certificate will automatically separate into the shares of the Class A Common Stock and the Public Warrants comprising such Units.

This certificate is not valid unless countersigned by Continental Stock Transfer & Trust Company, in its capacity as the transfer agent, and registered by the registrar of the Corporation.

This certificate shall be governed by, and construed in accordance with, the internal laws of the State of New York.

Witness the facsimile signature of its duly authorized officers.

By:		By:
	Name:		Name:
	Title:		Title:

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C5 ACQUISITION CORPORATION

The Corporation will furnish without charge to each holder of the Units who so requests a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof of the Corporation and the qualifications, limitations or restrictions of such preferences and/or rights.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common	UNIF GIFT MIN ACT —	Custodian
TEN ENT	—	as tenants by the entireties		(Cust)	(Minor)
JT TEN	—	as joint tenants with right of survivorship and not as tenants in common		under Uniform Gifts to Minors Act (State)

Additional abbreviations may also be used though not in the above list.

For value received, hereby sells, assigns and transfers unto

(PLEASE INSERT SOCIAL SECURITY OR

OTHER IDENTIFYING NUMBER(S) OF ASSIGNEE(S))

(PLEASE PRINT OR TYPEWRITE NAME(S) AND ADDRESS(ES), INCLUDING ZIP

CODE, OF ASSIGNEE(S))

Units represented by the within certificate, and does hereby irrevocably constitute and appoint

Attorney to transfer the said Units on the books of the within named Corporation with full power of substitution in the premises.

Dated: _____________________

Notice: The signature(s) to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatsoever.

Signature(s) Guaranteed:

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (OR ANY SUCCESSOR RULE).

As more fully described in the Corporation’s final prospectus, dated [            ], 2022, the holder(s) of the Class A Common Stock shall be entitled to receive a pro rata portion of certain funds held in the trust account established in connection with the Corporation’s initial public offering only in the event that (i) the holder(s) seek(s) to redeem for cash his, her or its respective shares of the Class A Common Stock in connection with a tender offer (or proxy solicitation, solely in the event the Corporation seeks stockholder approval of the proposed initial business combination) setting forth the details of a proposed initial business combination, (ii) the Corporation redeems the shares of the Class A Common Stock sold in its initial public offering in connection with a stockholder vote to amend the Corporation’s amended and restated certificate of incorporation (as further amended, supplemented or otherwise modified from time to time, the “Certificate of Incorporation”) to modify the substance or timing of the Corporation’s obligation to allow redemptions in connection with an initial business combination or to redeem one-hundred percent (100%) of the Class A Common Stock if it does not consummate an initial business combination by [             ] (or a later date, if such period is extended pursuant to, and in accordance with, the Certificate of Incorporation) or with respect to any other material provision relating to stockholders’ rights or pre-initial business combination activity or (iii) the Corporation redeems the shares of the Class A Common Stock sold in its initial public offering and liquidates because it does not consummate an initial business combination by [            ] (or a later date, if such period is extended pursuant to, and in accordance with, the Certificate of Incorporation). In no other circumstances shall the holder(s) have any right or interest of any kind in or to the trust account.

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